UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
FORM 8-K
___________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 17, 2019
___________________________________________
CARTER VALIDUS MISSION CRITICAL REIT II, INC.
(Exact Name of Registrant as Specified in Its Charter)
___________________________________________

Maryland	000-55435	46-1854011
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4890 West Kennedy Blvd.
Suite 650
Tampa, Florida 33609
(Address of principal executive offices)
(813) 287-0101
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
___________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☒

Item 7.01    Regulation FD Disclosure.
On December 18, 2019, Carter Validus Mission Critical REIT II, Inc. (the "Company") sent a letter to its stockholders announcing an estimated per share net asset value ("NAV") of $8.65 of each of the Company’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock (collectively, the “Estimated Per Share NAV”), as discussed in greater detail in Item 8.01 of this Current Report below, and other recent developments. A copy of the letter is attached as Exhibit 99.1 hereto and is incorporated herein by reference solely for purposes of this Item 7.01 disclosure.
On December 18, 2019, the Company issued a press release announcing the Estimated Per Share NAV. A copy of the press release is attached as Exhibit 99.2 hereto and is incorporated herein by reference solely for purposes of this Item 7.01 disclosure.
The information in Item 7.01 and Item 9.01 of this Current Report, including the exhibits hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section; and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, unless it is specifically incorporated by reference therein.
Item 8.01    Other Events.
Determination of the Estimated Per Share Net Asset Value
On December 17, 2019, the Company's board of directors (the "Board"), at the recommendation of the Audit Committee of the Board (the “Committee”), comprised solely of independent directors, unanimously approved and established the Estimated Per Share NAV. The Estimated Per Share NAV is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the approximate number of shares outstanding on a fully diluted basis, calculated as of October 31, 2019 (the “Valuation Date”). The Company is providing this Estimated Per Share NAV to assist broker-dealers in connection with their obligations under National Association of Securities Dealers Conduct Rule 2340, as required by the Financial Industry Regulatory Authority, Inc. (“FINRA”), with respect to customer account statements. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Institute for Portfolio Alternatives (formerly known as the Investment Program Association) (the “IPA”) in April 2013 (the “IPA Valuation Guidelines”), in addition to guidance from the U.S. Securities and Exchange Commission (“SEC”). The Company believes that there were no material changes between the Valuation Date and the date of this filing that would impact the Estimated Per Share NAV.
The Committee, pursuant to authority delegated by the Board, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Company’s Estimated Per Share NAV, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals.
The Estimated Per Share NAV was determined after consultation with Carter Validus Advisors II, LLC (the "Advisor") and Robert A. Stanger & Co, Inc. (“Stanger”), an independent third-party valuation firm. The engagement of Stanger was approved by the Committee. Stanger prepared an appraisal report (the “Appraisal Report”) summarizing key information and assumptions and providing an appraised value on 139 of the 150 properties (the “Stanger Appraised Properties”) in the Company’s portfolio as of October 31, 2019. Stanger also prepared a net asset value report (the “NAV Report”, and, together with the Appraisal Report, the “Reports”), which estimates the NAV of each of the Company’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock as of October 31, 2019. The NAV Report relied upon the Appraisal Report for the Stanger Appraised Properties, appraisal reports prepared by third parties other than Stanger on seven properties with valuation dates ranging from June 25, 2019 to September 9, 2019 (the "Third-Party Appraised Properties"), the September 19, 2019 contract purchase price on four properties (the "Contract Purchase Price Properties"), Stanger’s estimate of the Advisor’s special limited partner interest pursuant to the Second Amended and Restated Agreement of Limited Partnership of Carter Validus Operating Partnership II, LP, dated as of October 4, 2019 (the "Operating Partnership Agreement"), with respect to net sales proceeds due upon certain transactions that are considered a "Sale" or "Sales" under the Operating Partnership Agreement (the "Advisor Promote"), Stanger's estimate of the Company's notes payable, and the Advisor’s estimate of the value of the Company's credit facility and the Company's other assets and liabilities, to calculate an estimated NAV per share of each of the Company’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock. The process for estimating the value of the Company’s assets and liabilities was performed in accordance with the provisions of the IPA Valuation Guidelines.
Upon the Committee’s receipt and review of the Reports, the Committee recommended $8.65 as the Estimated Per Share NAV of each of the Company’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock as of October 31, 2019 to the Board. Upon the Board’s receipt and review of the Reports and recommendation of the

Committee, the Board approved $8.65 as the Estimated Per Share NAV of each of the Company’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock as of October 31, 2019.
The table below sets forth the calculation of the Company’s Estimated Per Share NAV as of October 31, 2019, as well as the comparable calculation as of June 30, 2018. Certain amounts are reflected net of non-controlling interests, as applicable.

Estimated Per Share NAV
(In Thousands, Except Share and Per Share Data)

	As of October 31, 2019			As of June 30, 2018
	Value		Per Share	Value		Per Share
Assets
Total Real Estate, Net	$3,236,135	(1)	$14.62	$1,906,860	(2)	$14.55
Cash and Cash Equivalents	76,320		0.34	73,241		0.56
Other Assets	24,127		0.11	33,115		0.25
Total Assets	3,336,582		15.07	2,013,216		15.36

Liabilities & Stockholders' Equity
Liabilities:
Notes Payable	468,918		2.12	463,114		3.53
Credit Facility	908,000		4.10	310,000		2.36
Accounts Payable Due to Affiliates (3)	3,209		0.01	2,104		0.02
Accounts Payable and Other Liabilities	41,894		0.19	25,794		0.20
Total Liabilities	1,422,021		6.42	801,012		6.11

Stockholders' Equity	1,914,561		8.65	1,212,204		9.25
Less: Advisor Promote	—		—	—		—
Stockholders' Equity, Net of Promote	$1,914,561		$8.65	$1,212,204		$9.25

Fully Diluted Shares Outstanding			221,395,999			131,097,144

(1)	Includes Third-Party Appraised Properties for an aggregate value of $158.0 million and Contract Purchase Price Properties for an aggregate value of $63.9 million.

(2)	Includes Third-Party Appraised Properties for an aggregate value of $124.5 million.

(3)	Excludes accrued distribution and servicing fees payable to the dealer manager in connection with Class T shares and Class T2 shares.

Methodology and Key Assumptions
In determining the Estimated Per Share NAV, the Board considered the recommendation of the Committee, the Reports provided by Stanger and information provided by the Advisor. The Company’s goal in calculating the Estimated Per Share NAV is to arrive at a value that is reasonable and supportable using what the Committee and the Board each deems to be appropriate valuation methodologies and assumptions.
FINRA’s current rules provide no guidance on the methodology a company must use to determine its Estimated Per Share NAV. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different Estimated Per Share NAV, and these differences could be significant. The Estimated Per Share NAV is not audited and does not represent the fair value of the Company’s assets less its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the amount the Company’s shares of common stock would trade at on a national securities exchange. The estimated asset values may not represent current market value or book value. The estimated value of the Stanger Appraised Properties and Third-Party Appraised Properties do not necessarily represent the value the Company would receive or accept if the assets were marketed for sale. The Estimated Per Share NAV does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount compared to the sum of the individual property values. The Estimated Per Share NAV also does not take into account estimated disposition costs and fees for real estate properties that are not pending dispositions.
Independent Valuation Firm
Stanger was selected by the Committee to appraise and provide a value on the Stanger Appraised Properties. Stanger is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. The compensation the Company paid to Stanger related to the valuation is based on the scope of work and not on the appraised values of the Company’s real estate properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation. The Appraisal Report was reviewed, approved and signed by an individual with the professional designation of MAI licensed in the state where each real property is located. The use of the Reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing its Reports, Stanger did not, and was not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.
Stanger collected reasonably available material information that it deemed relevant in appraising the Company’s real estate properties. Stanger relied, in part, on property-level information provided by the Advisor, including: (i) historical and projected operating revenues and expenses; (ii) property lease agreements and/or lease abstracts; and (iii) information regarding recent or planned capital expenditures.
In conducting their investigation and analyses, Stanger took into account customary and accepted financial and commercial procedures and considerations as they deemed relevant. Although Stanger reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, they assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to them by any other party and did not independently verify any such information. Stanger has assumed that any operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Stanger were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management, the Board and/or the Advisor. Stanger relied on the Company to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.
In performing its analyses, Stanger made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions, and other matters, many of which are beyond their control and the Company’s control. Stanger also made assumptions with respect to certain factual matters. For example, unless specifically informed to the contrary, Stanger assumed that the Company has clear and marketable title to each real estate property appraised, that no title defects exist, that any improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no significant deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, Stanger’s analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the Appraisal Report, and any material change in such circumstances and conditions may affect Stanger’s analyses and conclusions. The Appraisal Report contains other assumptions, qualifications and limitations that qualify the analyses, opinions and conclusions set forth therein. Furthermore, the prices at which the Company’s real estate properties may actually be sold could differ from Stanger’s analyses.
Stanger is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public security offerings, private placements, business combinations and similar transactions. The

Company does not believe that there are any material conflicts of interest between Stanger, on the one hand, and the Company, the Advisor, and their affiliates, on the other hand. The Company engaged Stanger, with approval from the Committee, to deliver its Reports to assist in the net asset value calculation and Stanger received compensation for those efforts. In addition, the Company has agreed to indemnify Stanger against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Stanger was engaged by the Company to prepare an appraisal report and net asset value report in connection with the June 30, 2018 and June 30, 2017 net asset value calculations. Stanger may from time to time in the future perform other services for the Company, so long as such other services do not adversely affect the independence of Stanger as certified in the applicable Appraisal Report.
Although Stanger considered any comments received from the Company or the Advisor relating to their Reports, the final appraised values of the Company’s real estate properties were determined by Stanger. The Reports are addressed solely to the Committee to assist it in calculating and recommending to the Board an Estimated Per Share NAV of the Company’s common stock. The Reports are not addressed to the public, may not be relied upon by any other person to establish an Estimated Per Share NAV of the Company’s common stock, and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to the Reports. The Reports, including the analysis, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective reports.
Real Estate Valuation
As described above, the Company engaged Stanger to provide an appraisal of the Stanger Appraised Properties consisting of 139 of the 150 properties in the Company’s portfolio as of October 31, 2019. In preparing the Appraisal Report, Stanger, among other things:

•	performed a site visit of each Stanger Appraised Property in the context of this assignment or prior assignments;

•
interviewed the Company’s officers or the Advisor’s personnel to obtain information relating to the physical condition of each Stanger Appraised Property, including known environmental conditions, status of ongoing or planned property additions and reconfigurations and other factors for such leased properties;

•	reviewed lease agreements for each Stanger Appraised Property and discussed with the Company or Advisor certain lease provisions and factors on each property; and

•
reviewed the acquisition criteria and parameters used by real estate investors for properties similar to the subject properties, including a search of real estate data sources and publications concerning real estate buyer’s criteria, discussions with sources deemed appropriate, and a review of transaction data for similar properties.

Stanger employed the income approach to estimate the value of the Stanger Appraised Properties, which involves an economic analysis of the property based on its potential to provide future net annual income. As part of the valuation, a direct capitalization analysis and a discounted cash flow analysis were used to determine the value of the Company’s interest in the portfolio, by valuing the subject interest in each Stanger Appraised Property in the portfolio based upon the leases that encumber such property. The indicated value by the income approach represents the amount an investor would probably pay for the expectation of receiving the net cash flow from the property during the subject lease term and the proceeds from the ultimate sale of the property.
The Appraisal Report summarizes key inputs and assumptions and provides a value for each of the Stanger Appraised Properties that Stanger appraised using financial information provided by the Company and the Advisor. From such review, Stanger selected the appropriate cash flow discount rates, residual discount rates, and terminal capitalization rates in its discounted cash flow analysis and the appropriate direct capitalization rate in its direct capitalization analysis. In the NAV Report, the Contract Purchase Price Properties were included at their purchase price and the Third-Party Appraised Properties were included in the net asset value analysis at their appraised values, which were prepared by third parties other than Stanger.
As of October 31, 2019, the Company owned 150 real estate properties. The total aggregate purchase price of these properties, inclusive of the purchase price of the 60 properties acquired in the merger with Carter Validus Mission Critical REIT, Inc. on October 4, 2019, was approximately $3,126.2 million and determined in accordance with GAAP. In addition, through the Valuation Date, the Company had invested $69.4 million in capital improvements on its real estate properties. As of the Valuation Date, the total value of the Stanger Appraised Properties, the Third-Party Appraised Properties and the Contract Purchase Price Properties was approximately $3,236.1 million. This represents an approximately 1.27% increase in the total value of the real estate assets over the aggregate purchase price and aggregate improvements. The following summarizes the key assumptions that were used in the discounted cash flow and direct capitalization models to arrive at the appraised value of the Stanger Appraised Properties:

	Range		Weighted Average
Terminal Capitalization Rate	6.00%	10.25%	7.37%
Cash Flow Discount Rate	4.00%	10.50%	7.52%
Residual Discount Rate	4.00%	11.00%	8.22%
Direct Capitalization Rate	4.75%	9.25%	6.70%
Income and Expense Growth	3.00%		3.00%
While the Company believes that Stanger’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the appraised value of the Stanger Appraised Properties and thus, the Estimated Per Share NAV. The table below illustrates the impact on the Estimated Per Share NAV if the terminal capitalization rates, discount rates and direct capitalization rates were adjusted by 25 basis points or 5.0%, assuming the value conclusion for each Stanger Appraised Property is based on the method being sensitized and all other factors remain unchanged:

	Estimated Per Share NAV due to:
	Increase	Decrease	Increase	Decrease
	25 Basis Points	25 Basis Points	5.0%	5.0%
Terminal Capitalization Rate	$8.44	$8.85	$8.35	$8.95
Cash Flow Discount Rate	$8.51	$8.76	$8.46	$8.82
Residual Discount Rate	$8.48	$8.80	$8.38	$8.90
Direct Capitalization Rate	$8.17	$9.19	$8.01	$9.37
Notes Payable
Values for the Company’s notes payable (the "Notes Payable") were estimated by Stanger using a discounted cash flow analysis, which used inputs based on the remaining loan terms and estimated current market interest rates for notes payable with similar characteristics, including remaining loan term, loan-to-value ratios, debt-service-coverage ratios, prepayment terms, and collateral property attributes. The current market interest rate was generally determined based on market rates for available comparable debt. The estimated current market interest rates ranged from 3.9% to 4.8% for the Notes Payable.
As of October 31, 2019, Stanger’s estimated fair value of the Company’s Notes Payable was $468.9 million. The weighted-average discount rate applied to the future estimated debt payments of the Notes Payable was approximately 4.3%.
While the Company believes that Stanger’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the estimated value of the Company’s Notes Payable and thus, the Estimated Per Share NAV. The table below illustrates the impact on the Estimated Per Share NAV if the market interest rate of the Company's Notes Payable were adjusted by 25 basis points or 5.0%, and assuming all other factors remain unchanged:

Increase	Decrease	Increase	Decrease
25 Basis Points	25 Basis Points	5.0%	5.0%
$8.65	$8.65	$8.66	$8.64
Cash, Other Assets, Other Liabilities and Credit Facility
The fair value of the Company’s cash, other assets, credit facility and other liabilities were estimated by the Advisor to approximate carrying value as of the Valuation Date.
The carrying value of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivable, lease intangible assets and liabilities, right-of-use assets and operating lease liability and deferred financing costs, have been eliminated for the purpose of the valuation due to the fact that the values of those balances were already considered in the valuation of the respective investments. As of October 31, 2019, the estimated total liability for distribution and servicing fees in accordance with GAAP was $7.2 million. The estimated liability for distribution and servicing fees was eliminated for the purpose of the valuation because the Company will not be obligated to pay distribution and servicing fees in the event the portfolio is liquidated.

Advisor Promote

The Estimated Per Share NAV was calculated net of the Advisor Promote, which the Company advised Stanger is, pursuant to the Operating Partnership Agreement, equal to 15.0% of net sale proceeds after stockholders are paid return of capital plus an 8.0% cumulative, annual non-compounded return. Stanger estimated the value of the Advisor Promote at $0 as of the Valuation Date.
The Board’s Determination of the Estimated Per Share NAV
Based upon a review of the Reports provided by Stanger, upon the recommendation of the Committee, the Board estimated the per share NAV for each of the Class A common stock, Class I common stock, Class T common stock and Class T2 common stock to be $8.65.
Limitations of the Estimated Per Share NAV
The various factors considered by the Board in determining the Estimated Per Share NAV were based on a number of assumptions and estimates that may not be accurate or complete. As disclosed above, the Company is providing the Estimated Per Share NAV to assist broker-dealers that participate, or participated, in the Company’s public offering in meeting their customer account statement reporting obligations. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions. Different parties with different assumptions and estimates could derive a different Estimated Per Share NAV. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets. The Estimated Per Share NAV is not audited and does not represent the fair value of the Company’s assets or liabilities according to GAAP.
Accordingly, with respect to the Estimated Per Share NAV, the Company can give no assurance that:

•
a stockholder would be able to resell his or her Class A shares of common stock, Class I shares of common stock, Class T shares of common stock or Class T2 shares of common stock at the Estimated Per Share NAV;

•
a stockholder would ultimately realize distributions per share equal to the Company’s Estimated Per Share NAV upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of Class A common stock, Class I common stock, Class T common stock and Class T2 common stock would trade at the Estimated Per Share NAV on a national securities exchange;

•	a different independent third-party appraiser or other third-party valuation firm would agree with the Company’s Estimated Per Share NAV; or

•
the Estimated Per Share NAV, or the methodology used to estimate the Company’s Estimated Per Share NAV, will be found by any regulatory authority to comply with ERISA, the Internal Revenue Code of 1986, as amended, or other regulatory requirements.

Similarly, the amount a stockholder may receive upon repurchase of his or her shares, if he or she participates in the Company’s share repurchase program, may be greater than or less than the amount a stockholder paid for the shares, regardless of any increase in the underlying value of any assets owned by the Company.
The Estimated Per Share NAV is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding on a fully diluted basis, calculated as of October 31, 2019. The Estimated Per Share NAV was based upon 221,395,999 shares of equity interest outstanding as of October 31, 2019, which was comprised of (i) 221,367,934 outstanding shares of the Company’s common stock, plus (ii) 315 outstanding units of limited partnership interest in Carter Validus Operating Partnership II, LP, the Company’s operating partnership, which units are exchangeable on a one-for-one basis into shares of common stock, plus (iii) 27,750 shares of unvested restricted Class A common stock issued to the Company’s independent directors, which shares vest ratably over time.
Further, the value of the Company’s shares will fluctuate over time as a result of, among other things, developments related to individual assets and responses to the real estate and capital markets. The Estimated Per Share NAV does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The Estimated Per Share NAV also does not take into account estimated disposition costs and fees for real estate properties that were not pending disposition. The Board intends for the Company to, through a third-party valuation firm, perform a valuation of the Company’s assets and liabilities on at least an annual basis in order to determine an updated estimated per share NAV of each of the Company’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock, in accordance with IPA Valuation Guidelines, but is not required to update the Estimated Per Share NAV more frequently than annually.

Revised Purchase Prices under the Distribution Reinvestment Plan
As described above, the Board determined that the estimated value of the Company’s shares of Class A common stock, Class I common stock, Class T common stock and Class T2 common stock, as of the Valuation Date, is $8.65 per share. Further, the Board approved the per share price for the purchase of Class A shares, Class I shares, Class T shares and Class T2 shares, pursuant to the Company's distribution reinvestment plan (the "DRIP") of $8.65, which will be effective January 1, 2020, until such time as the Board provides a new estimated share value.
As provided under the DRIP, a participant may terminate or modify his or her participation in the DRIP at any time without penalty by delivering a written notice to the administrator. To be effective for any distribution, such termination notice must be received by the administrator at least 10 days prior to the last day of the distribution month to which the distribution relates. Any written notice of termination should be sent by mail to DST Systems, Inc., P.O. Box 219312, Kansas City, MO 64121-9312.
Any Estimated Per Share NAV approved by the Board in the future may be higher or lower than the most recently disclosed Estimated Per Share NAV of $8.65 for each of the Company's Class A common stock, Class I common stock, Class T common stock or Class T2 common stock, which may cause the purchase prices under the DRIP to increase or decrease accordingly. The prices under the DRIP are not a representation, warranty or guarantee that (i) a stockholder would be able to realize such per share amounts if such stockholder attempts to sell his or her shares; (ii) a stockholder would ultimately realize distributions per share equal to such per share amounts upon the liquidation or sale of the Company; (iii) shares of the Company's common stock would trade at such per share amounts on a national securities exchange; or (iv) a third party would offer such per share amounts in an arm’s-length transaction to purchase all or substantially all of the Company's shares of common stock.
Revised Repurchase Prices under the Share Repurchase Program
On October 2, 2019, the Board approved the Share Repurchase Program (the "Amended SRP"). The Amended SRP will apply beginning with repurchases made on the first quarter repurchase date of 2020, which is expected to be January 30, 2020. As a result of the Board’s determination of an estimated value of each of the Company’s shares of Class A common stock, Class I common stock, Class T common stock and Class T2 common stock, the Estimated Per Share NAV of $8.65, as of the Valuation Date, shall serve as the most recent estimated value for shares of the Class A common stock, Class I common stock, Class T common stock and Class T2 common stock for purposes of the Amended SRP, effective January 1, 2020.
For a full description of the Amended SRP, please see the Company's Current Report on Form 8-K that was filed with the SEC on October 4, 2019.
Forward-Looking Statements
Certain statements contained in this Current Report on Form 8-K, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the Estimated Per Share NAV of the Company’s common stock. Stanger relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Stanger’s valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as updated by the Company’s subsequent Quarterly Reports on From 10-Q for the periods ended March 31, 2019, June 30, 2019 and September 30, 2019 filed with the SEC. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Current Report on Form 8-K and in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s Estimated Per Share NAV.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Letter to Carter Validus Mission Critical REIT II, Inc.’s stockholders dated December 18, 2019.
99.2	Press Release, dated December 18, 2019.
99.3	Consent of Robert A. Stanger & Co., Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTER VALIDUS MISSION CRITICAL REIT II, INC.

Dated: December 18, 2018	By:	/s/ Kay C. Neely
	Name:	Kay C. Neely
	Title:	Chief Financial Officer